Exhibit 99.1

August 2003 Investor Frequently Asked Questions and Answers

Updated

From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions.

General

Q. Can you explain Mr. Hassan's five-point action agenda?

A.

Stabilize: Halt erosion and rebuild confidence. Address immediate legal and compliance issues.

Repair: Embed business integrity and compliance behavior. Reach out to stakeholders to listen, learn and take actions to reduce the company's risk exposure and fix problems. Ask all our colleagues to get on board with the new culture and behaviors.

Turnaround: Begin making progress on selling more of our products, reducing costs and improving product flow. Establish the basics of strategy, structure and longer-term action programs.

Build the Base: Set long-term strategic direction. Refine and confirm overall business model, product and project portfolios. Focus on key markets and key products and upgrade capabilities.

Break out: Achieve excellence in all key areas. Create an effective product flow and sales and marketing engine. Secure financial resources for step change transactions and execute.

Right now, we are focusing on the first three phases; stabilize, repair and then turnaround.

Q. Mr. Hassan has hired a lot of ex-Pharmacia people? Is that a good idea?

A. Fred Hassan has said that through improvements in people, products and processes Schering-Plough will become a better performing company. It all starts with people. Schering-Plough has good people but we need to add selected talent to help the Company become better. Schering-Plough has been lucky to attract people from the former Pharmacia. These people had been hand picked as among the best in the industry, and who had worked as a team in achieving the successful global turnaround of P&U.

Q. Can you provide an update on the status of the various legal and regulatory issues?

A. An update on these issues can be found in the "Legal, Environmental and Regulatory Matters" footnote of the June 30, 2003 Form 10-Q filed with the Securities and Exchange Commission on July 31, 2003.

Q. Can you provide an update on the status of the consent decree?

A. The Company signed a consent decree with the FDA in May 2002. On the July 23, 2003, second quarter earnings conference call, Fred Hassan noted that "this requires a massive effort to complete hundreds of milestones by December 2005, and there are negative consequences if we miss. We are investing vigorously in this area." The Company received FDA concurrence with its proposed cGMP Work Plans (which are nearly 300 pages long) on May 14, 2003.

Q. Can you provide an outlook for 2004?

A. As Fred Hassan noted on the July 23, 2003, second quarter earnings conference call, the company will comment on the 2004 numbers as it gets closer to that time and learns more about the various moving parts.

Marketed Products

Q. How has the INTRON franchise been performing?

A. In the United States, INTRON franchise sales in the second quarter of 2003 were $302 million (including U.S. REBETOL sales of $102 million), 20 percent lower than the 2002 period, due to market share declines coupled with changes in trade inventory levels.

The overall market share of the INTRON franchise has been declining, reflecting the entrance of a competitors' new products in the hepatitis C market earlier this year. The Company is implementing new marketing efforts aimed at addressing market share performance. Also, as previously reported, the company anticipates potential generic competition in the U.S. for REBETOL in the second half of 2003.

International sales of the INTRON franchise declined 6 percent to $266 million in the 2003 second quarter, due to lower sales in Japan and increasing competition in various European markets.

Q. How is REMICADE doing Internationally?

A. Driven by increased patient utilization, international sales of REMICADE increased 65 percent to $126 million in the 2003 second quarter versus sales of $76 million in 2002. REMICADE is the first and only biologic approved in the EU for treating rheumatoid arthritis, Crohn's disease and ankylosing spondylitis. Schering-Plough does not have rights to REMICADE in the U.S.

Q. Is TEMODAR continuing to show sales growth?

A. Global sales of TEMODAR increased 17 percent to $87 million in the 2003 second quarter. U.S. sales increased 2 percent to $48 million versus sales of $47 million in the 2002 second quarter. International sales of $40 million increased 43 percent from $28 million in the prior 2002 period, resulting from increased market penetration.

Q. How is CAELYX doing internationally?

A. International sales of CAELYX grew 53 percent to $26 million in the 2003 second quarter versus sales of $17 million in the 2002 period. Sales benefited from increased patient utilization coupled with the ongoing launch of a new indication for the treatment of metastatic breast cancer in patients who are at increased cardiac risk. Schering-Plough has exclusive international marketing rights to CAELYX, except in Japan and Israel.

Q. How is CLARINEX doing in the United States? What is the status of the CLARINEX line extensions such as the decongestant formulation?

A. U.S. sales of CLARINEX were $144 million in the 2003 second quarter, up 5 percent versus the 2002 second quarter, reflecting the continued conversion of patients from prescription CLARITIN to CLARINEX. However, the U.S. growth was tempered by changes in trade inventory levels.

CLARINEX continues to experience intense competition in the U.S. allergy market. The Company is implementing new marketing efforts aimed at addressing market share performance.

CLARINEX D-24 is in Phase III. The Company is pursuing a reformulated version of CLARINEX D-12. CLARINEX REDITABS were launched at the end of May 2003.

Q. What were the U.S. sales of prescription CLARITIN?

A. In the U.S., sales for prescription CLARITIN in the 2003 second quarter were $13 million versus $677 million in the 2002 period, a $664 million or 98 percent decrease. The product's patent expiration and conversion from prescription to OTC status occurred in December 2002. As previously disclosed, the Company fully reserved for any U.S. prescription CLARITIN trade inventory existing at year-end 2002. As a result, reported sales represent the difference between trade inventory at the end of the 2003 first quarter and trade inventory at the end of the 2003 second quarter, less actual product returns.

Q. How is the launch of OTC CLARITIN going?

A. OTC CLARITIN sales in the second quarter of 2003 were $88 million reflecting the December 2002 launch of the product. The launch has gone well, however, the Company noted that during the second half of 2003, the Company faces additional private-label competition for its OTC CLARITIN as the initial 180-day period of exclusivity expires for the first OTC generic competitor.

Q. Why did sales of NASONEX increase so dramatically in the second quarter? What is the Company doing to address market share losses?

A. U.S. sales of NASONEX were $115 million, more than double the $54 million in 2002. However, this increase is largely due to favorable timing differences in trade inventory levels. In the prior year second quarter, trade inventory levels declined, while in the second quarter 2003, trade inventory levels increased over the first quarter 2003 levels. NASONEX is experiencing intense competition in the U.S. allergy market.

The Company is implementing new marketing efforts aimed at addressing market share performance. Outside of the U.S., sales of NASONEX grew 29 percent to $60 million due to market share gains.

Q. How is the launch of ZETIA going?

A. ZETIA was launched in the U.S. and several international markets in November 2002. Schering-Plough is encouraged by the steady growth and long-term potential of ZETIA which is being marketed through a partnership with Merck. The launch has already resulted in more than 1.8 million prescriptions filled since it became available in the U.S. in mid-November last year (IMS Weekly Data). Global sales of ZETIA were $123 million in the 2003 second quarter, with U.S. sales of $112 million. ZETIA is now reimbursed in almost 90 percent of managed care programs in the United States.

The Company is reporting its share of profits as "alliance revenue," which is included in net sales. In the 2003 second quarter, ZETIA alliance revenue was $30 million.

Q. When do you expect to receive milestone payments from Merck?

A. As previously reported, under certain conditions, Merck could make milestone payments to the Company totaling $152 million. During the second quarter of 2003, the Company earned a milestone payment of $20 million which relates to certain European approvals of ZETIA. This amount has been reported in other (income) expense, net in the 2003 second quarter Statements of Consolidated Income.

Q. What is the status of the ZETIA/simvastatin fixed combination tablet?

A. The ZETIA/simvastatin fixed combination tablet is in Phase III clinical trials, with an FDA filing targeted for late 2003.

Q. How is INTEGRILIN doing? Why haven't sales picked up internationally?

A. U.S. sales of INTEGRILIN were $87 million in the 2003 second quarter, up 22 percent compared to sales of $71 million in 2002, due to increased trade buying and increased utilization. INTEGRILIN continues to be the U.S. market leader in its class.

International sales have not picked up primarily due to the lack of a PCI indication in the European Union.

Financials

Q. Can you provide a breakdown of second quarter sales by geographic region?

A.

United States	$ 2,057 million	47%
Europe/Canada	$ 1,689 million	38%
Latin America	$ 333 million	8%
Pacific Area/Asia	$ 332 million	7%
Total	$4,411 million	100%

Q. What are your comments on wholesaler inventories?

A. In the July 23, 2003 second quarter earnings press release, we referred to trade inventory levels in relation to a number of our products. Jack Wyszomierski, executive vice president and CFO, provided additional information on the second quarter earnings conference call. He said, "While I am not going to be specific about inventory levels by product, I will mention that IMS projections have been indicating our overall trade inventory levels are higher than they actually are. This is primarily due to the increased buying of selected products by a particular wholesaler, whose buying patterns are not representative of other wholesalers and are therefore distorting the resulting IMS projections. The IMS projections come from a sample consisting of a limited number of wholesalers that do not accurately represent the overall level of Schering-Plough's inventories. This buying that has taken place during the first half of this year is not the result of any incentives or inducements offered by the Company."

Q. Can you comment on your trend for selling, general and administrative (SG&A) expenses?

A. Selling, general and administrative expenses decreased 6 percent to $938 million in the second quarter of 2003 versus $995 million in 2002. The decreases were mostly due to lower sales and marketing-related spending in the United States of approximately 28 percent, tempered by foreign exchange. On an ex-exchange basis, SG&A decreased internationally as well. The ratio to sales of 40.1 percent is higher than the ratio of 35.1 percent in the prior period, primarily due to lower overall sales reported in the 2003 second quarter and the ongoing promotional and sales support efforts for the recently launched products-ZETIA, CLARINEX, REMICADE and PEG-INTRON/REBETOL combination therapy.

We have launched a major effort, which we refer to as our Value Enhancement Initiative or VEI, to obtain better value from our expenditures across the organization. We are aggressively reviewing all aspects of our spending with a particular emphasis on reducing general and administrative (G&A) costs as well as improving our purchasing productivity. The Company has already identified opportunities for savings through the elimination of redundant spending, global operational efficiencies and personnel cost-containment measures. Our goal is $200 million in annual savings, which we intend to achieve over time as we transform our business model. Most of the savings out of our G&A line will be invested in the Turnaround phase of our Action Agenda.

Q. Are you projecting any financial targets at this time?

A. As reported in press releases on July 7 and July 23, the Company has started taking actions aimed at assessing the competitive challenges and stemming the declines in market share for key products. However, the impact of these actions may take some time. During the second half of 2003, the Company faces additional private-label competition for its OTC CLARITIN line of nonsedating antihistamines, as the initial 180-day period of exclusivity expires for the first OTC generic competitor. Also, the Company's largest U.S. franchise, the INTRON franchise, including PEG-INTRON/REBETOL combination therapy for hepatitis C faces potential generic competition for REBETOL. As a result, earnings in the 2003 second half may not reach the levels achieved in the first half (excluding any possible charges for unusual items).

Q. How much did the reduction in the tax rate affect 2003 second quarter earnings?

A. The effective tax rate in the second quarter of 2003 decreased to 20.0 percent from 23.0 percent in 2002, primarily due to the loss of prescription CLARITIN sales in the U.S. resulting in the shift of earnings to certain jurisdictions with lower tax rates. This reduction in the tax rate impacted second quarter earnings by approximately $7 million. Therefore, the reduction in the tax rate had an insignificant impact on 2003 second quarter earnings.

The reduction of the tax rate to 20.0 percent impacted 2003 first quarter earnings by approximately $6 million, also an insignificant impact.

Q. Will you continue to pay the dividend and will you cut the rate going forward?

A. A third quarter dividend of 17 cents per share was announced on June 24, 2003, payable on August 26, 2003. At the Annual Shareholders Meeting in April, Richard de J. Osborne, former chairman and current Board member, noted that the Board of Directors has asked Fred Hassan to make a "three hundred and sixty degree review" of the company, including its finances and the dividend. This review is ongoing, and any significant decisions will be announced as they are implemented. For a discussion of the Company's liquidity and financial resources, see the Company's Form 10-Q filed with the SEC for the quarterly period ended June 30, 2003.

Q. What is the current cash provided by operating activities?

A. Net cash provided by operating activities totaled $429 million in the first six months of 2003 versus $870 million for the same period in 2002. Cash provided by operating activities declined due to lower earnings that resulted primarily from the loss of marketing exclusivity for CLARITIN in the U.S. along with its conversion to OTC status.

Q. Does the Company have enough cash flow from operations to fund its needs going forward?

A. The following paragraphs describe the potential that cash flow from operations will not be sufficient to fund working capital, capital expenditures and dividends, particularly as it relates to the Company's domestic operations. However, the Company believes that it has adequate internal and external resources, including cash and short-term investments and committed lines of credit and access to the global capital markets to meet its financial requirements.

For the first quarter of 2003, much of the cash flow impact of lower earnings was mitigated by the collection of accounts receivable that followed the decline in the CLARITIN business. As a result, cash flow from operations during the first quarter was sufficient to fund working capital, capital expenditures and dividends.

For the second quarter of 2003, consolidated cash flow from operations included the second installment payment of $250 million under the terms of the consent decree. This payment offset any other cash flow from operations. As a result, the Company funded all its cash needs for capital expenditures and dividends through short-term borrowings.

For the remainder of 2003 and possibly beyond, cash provided by operating activities will not be sufficient to fund working capital, capital expenditures and dividends if these items remain at levels comparable to that in the first and second quarters. Further, cash flow needs in subsequent quarters of 2003 and beyond could include payments arising from the items described in the "Legal, Environmental and Regulatory Matters" footnote of the June 30, 2003 Form 10-Q. At this time, management cannot estimate the amounts or timing of any such potential payments.

Cash and cash equivalents totaled $3,632 million at June 30, 2003. In addition, the Company had short-term investments of time deposits with maturities of five months or less totaling $479 million at June 30, 2003. Substantially all cash and cash equivalents and short-term investments are held by wholly-owned, foreign-based subsidiaries.

Short-term borrowings and the current portion of long-term debt totaled $1,878 million at June 30, 2003. Approximately 95 percent of these borrowings is owed by wholly-owned, U.S.-based subsidiaries of the Company.

The cash flow needs in excess of cash provided by operating activities that is discussed above and for items such as consent decree payments, additional matters described in the legal footnote of the June 30, 2003 Form 10-Q, and debt payments are expected to occur entirely within the U.S. operations. Cash provided by foreign operating activities is expected to be sufficient to fund foreign working capital needs and foreign capital expenditures.

If the funds held by foreign-based subsidiaries were to be used to fund U.S. cash flow needs, additional U.S. income taxes could be owed. Presently management does not expect to draw upon the funds held by its foreign-based subsidiaries to fund U.S. cash flow needs. Instead, management intends to fund the domestic cash flow needs through additional borrowings. Management believes it has the ability to access the financial resources to fund any such needs. However, if circumstances change, management continues to have the option of drawing upon the funds held by its foreign-based subsidiaries.

Q. What is the status of your $2 billion shelf registration?

A. In February 2003, the Company filed a shelf registration with the SEC that enables the Company to issue up to $2 billion on long-term unsecured debt securities. The shelf registration has been declared effective. The Company intends to use net proceeds from the sale of the securities for general corporate purposes, including the refinancing of U.S. short-term debt. As of June 30, 2003, no securities had been issued under the registration statement.

Q. What is the status of the Company's share repurchase program?

A. In February 2000, the Board authorized the repurchase of $1.5 billion of the company's common shares. This program was approximately 36 percent complete when the Company suspended its repurchase activity in 1Q 2001.

Currently, there is no plan to resume this $1.5 billion share repurchase program. If those plans change in the future, the company will disclose this publicly.

Research

Q. What products do you have in your late-stage product pipeline?

A. We have a number of products in our late-stage product pipeline. Our Product Pipeline is available on the World Wide Web at ir.schering-plough.com and includes a listing of products, their potential indications and market sizes as available.

The ZETIA/simvastatin fixed combination tablet is in Phase III clinical trials, with an FDA filing targeted for late 2003. We hope to file an amendment to address technical issues for our ASMANEX dry powder inhaler NDA later this year. NOXAFIL, a novel, oral, broad-spectrum antifungal agent, is being developed for the treatment of life-threatening invasive fungal infections, including Aspergillosis, that are resistant to currently available antifungal treatments. On July 22, 2003, the Company reported that a Phase III clinical study evaluating NOXAFIL in patients with invasive fungal infections successfully met the study's primary endpoint. SARASAR, an oral farnesyl transferase inhibitor, is in Phase III clinical trials for non-small-cell lung cancer. REMICADE is also being evaluated in Phase III studies for early rheumatoid arthritis, psoriatic arthritis and ulcerative colitis.

Miscellaneous

Q. Does CEO Fred Hassan plan to increase his equity ownership in Schering-Plough?

A. Within a few months of joining Pharmacia & Upjohn in 1997, Mr. Hassan purchased an amount of the company's common shares. Similarly, Mr. Hassan intends to increase his ownership in Schering-Plough common shares over time, through the use of proceeds from the sale of a portion of the securities he owns from his prior place of employment. He intends to time the sale of these securities so as to comply with regulatory and contractual requirements.

As reported in a Form 4 filed on April 20, 2003, Mr. Hassan was granted 200,000 common shares of Schering-Plough stock and options to buy 900,000 common shares as part of his employment agreement with the company.

Q. Does the Company plan to expand its product portfolio?

A. As Fred Hassan noted on the July 23, 2003, second quarter earnings conference call, "Our goal is to maximize the best opportunities we already have while building new product flow. We will build new product flow through good science inside the Company and also through smart licensing and partnering" and possible acquisitions.

Q. Does the Company anticipate that its U.S. manufacturing issues will result in delays in pending product approvals?

A. As Fred Hassan has stressed, the Company's relationships with the FDA and other regulatory agencies are important. Schering-Plough has brought in Tom Koestler to head worldwide regulatory affairs, research quality assurance and project management. As Hassan noted on the July 23, 2003, second quarter earnings conference call, Koestler "is widely acknowledged to be the best in the industry." Schering-Plough remains committed to taking the time and effort necessary to assure that regulatory filings will be of the highest quality.

Q. Why is Schering-Plough filing these FAQs?

A. In line with the commitment of Schering-Plough's new top management team to provide enhanced transparency to investors, the Company is utilizing a variety of channels to communicate a regular flow of information. This includes the issuing of answers to "Frequently Asked Questions" and other kinds of communications. These communications will be provided in ways that make them easily available to all interested investors and other parties, and in many cases will also be filed with the SEC.

Disclosure Notice

Cautionary Factors that May Affect Future Results (Cautionary Statements Under the Private Securities Litigation Reform Act of 1995).

These FAQS may contain "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. The Company does not assume the obligation to update any forward-looking statement.

You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. Although it is not possible to predict or identify all such factors, they may include the following:

• A significant portion of net sales are made to major pharmaceutical and health care products distributors and major retail chains in the United States. Consequently, net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors.

• Competitive factors, including technological advances attained by competitors, patents granted to competitors, new products of competitors coming to the market, new indications for competitive products or generic prescription or OTC competition as the Company's products mature and patents expire on products.

• Increased pricing pressure both in the United States and abroad from managed care organizations, institutions and government agencies and programs. In the United States, among other developments, consolidation among customers may increase pricing pressures and may result in various customers having greater influence over prescription decisions through formulary decisions and other policies.

• Government laws and regulations (and changes in laws and regulations) affecting domestic and international operations and the enforcement thereof including, among other laws and regulations, those resulting from healthcare reform initiatives and Medicare drug benefit and drug importation legislation in the United States at the state and federal level and in other countries, as well as laws and regulations relating to trade, antitrust, monetary and fiscal policies, taxes, price controls and possible nationalization.

• Patent positions can be highly uncertain and patent disputes are not unusual. An adverse result in a patent dispute can preclude commercialization of products or negatively impact sales of existing products or result in injunctive relief and payment of financial remedies.

• Uncertainties of the FDA approval process and the regulatory approval processes of non-U.S. countries, including, without limitation, delays in approval of new products.

• Failure to meet Good Manufacturing Practices established by the FDA and other governmental authorities can result in delays in the approval of products, release of products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions. The resolution of manufacturing issues with the FDA discussed in this report are subject to substantial risks and uncertainties. These risks and uncertainties, including the timing, scope and duration of a resolution of the manufacturing issues, will depend on the ability of the Company to assure the FDA of the quality and reliability of its manufacturing systems and controls, and the extent of remedial and prospective obligations undertaken by the Company.

• Difficulties in product development. Pharmaceutical product development is highly uncertain. Products that appear promising in development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive the necessary regulatory approvals, they may turn out not to be economically feasible because of manufacturing costs or other factors or they may be precluded from commercialization by the proprietary rights of others.

• Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to recalls, withdrawals or declining sales.

• Major products such as CLARITIN, CLARINEX, INTRON A, PEG-INTRON, REBETOL Capsules and NASONEX accounted for a material portion of the Company's 2002 revenues. If any major product were to become subject to a problem such as loss of patent protection, OTC availability (as indicated above for CLARITIN and its current and potential OTC competition), previously unknown side effects; if a new, more effective treatment should be introduced; or if the product is discontinued for any reason, the impact on revenues could be significant. Further such information about important new products such as ZETIA or other important products in our pipeline may impact future revenues.

• Legal factors, including product liability claims and other litigation, government investigations, patent disputes with competitors and environmental concerns, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

• Economic factors over which the Company has no control, including changes in inflation, interest rates and foreign currency exchange rates.

• Instability, disruption or destruction in a geographic region important to us - due to the location of our manufacturing facilities, distribution facilities or customers - regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake and storm.

• Changes in tax laws including changes related to taxation of foreign earnings.

• Changes in accounting standards promulgated by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission that would require a significant change to the Company's accounting practices.

For further details and a discussion of these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2003 Second Quarter 10-Q filed with the Commission on July 31, 2003, and 8-Ks.

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